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                                                                  EXHIBIT 12.1

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)


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

                                                         Nine Months Ended
                                                           Sept 30, 1996     1995       1994      1993       1992       1991
                                                           -------------   --------   --------  --------   --------   --------
Earnings as defined:
   Income before provision for income taxes ..............    $  145.5     $  114.2   $  116.6  $  202.9   $  144.6   $  182.6
   Fixed charges .........................................        49.4         66.2       60.1      55.3       60.1       63.9
   Capitalized interest included in fixed charges ........         (.9)        (1.7)      --        (2.8)      (2.0)      (1.2)
   Amortization of capitalized interest ..................         1.8          3.5        3.4       3.5        3.5        3.3
                                                              --------     --------   --------  --------   --------   --------
            Total ........................................    $  195.8     $  182.2   $  180.1  $  258.9   $  206.2   $  248.6
                                                              ========     ========   ========  ========   ========   ========
Fixed charges as defined:
   Interest and debt expense (includes amortization
     of debt expense and discount) .......................    $   44.7     $   58.7   $   53.7  $   46.9   $   51.7   $   55.5
   Capitalized interest ..................................          .9          1.7       --         2.8        2.0        1.2
   Portion of rentals representative of the interest
     factor ..............................................         3.8          5.8        6.4       5.6        6.4        7.2
                                                              --------     --------   --------  --------   --------   --------

             Total .......................................    $   49.4     $   66.2   $   60.1  $   55.3   $   60.1   $   63.9
                                                              ========     ========   ========  ========   ========   ========

 Ratio of earnings to fixed charges ......................         4.0          2.8        3.0       4.7        3.4        3.9
                                                              ========     ========   ========  ========   ========   ========

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